Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This Severance and Release Agreement (“Agreement”) is made by and between SKYWEST, INC., (“SkyWest” or “Company”) and Michael Thompson.

Whereas, Mr. Thompson has served as the Chief Operating Officer of SkyWest.

Whereas, SkyWest is a wholly-owned subsidiary of SkyWest, Inc.

Whereas, Mr. Thompson has become intimately familiar with the trade secrets, codeshare partners, business plans, contracts, finances, strategies, key employees and vendors of SkyWest.

Whereas, SkyWest wishes to protect this information from disclosure or competitive use against SkyWest now and in the future.

Now therefore, it is the desire of the parties to enter into a written agreement in order to establish their respective rights, duties, and obligations, resolve all claims and differences and in consideration of the promises and consideration more fully set forth hereinafter, and intending to be legally bound hereby, SkyWest and Mr. Thompson mutually agree as follows:

1.     Consideration. SkyWest will pay Mr. Thompson a combination of cash, stock and other benefits as set forth in the letter dated October 26, 2020, incorporated by reference herein and attached as Exhibit A.

A.      The Company will withhold and pay the customary income and employment related taxes on this consideration.

B.       Mr. Thompson acknowledges and agrees that it is his responsibility to make any and all additional tax payments on this amount that may be required by state and federal law.

C.       If, for any reason, at any time, a claim is made on SkyWest for unpaid taxes of any kind on any part of the consideration described above, Mr. Thompson agrees to indemnify SkyWest and hold them harmless against any assessments, interest, payments and/or fines which may be imposed by paying any such claim.

D.       Mr. Thompson acknowledges that this consideration is in addition to anything of value to which he is already entitled.

2.     No Consideration Absent Execution of this Agreement. Mr. Thompson understands that the Company would not offer this consideration unless Mr. Thompson agreed to follow the non-competition, non-solicitation, cooperation, confidentiality and general release provisions of this Agreement and agreed to fulfill the promises contained herein.

3.     No Other Entitlement. Mr. Thompson acknowledges that he is not entitled to any other compensation, benefit or other payments except as consideration for this Agreement.

4.     Treatment of Confidential Information, Documents and Electronic Files. Mr. Thompson agrees to never disclose the Company’s Confidential Information to anyone at any time for any purpose. Mr. Thompson will not, either for his own benefit or for the benefit of a new employer or competitor, utilize Confidential Information to damage SkyWest business interests with a current customer or to identify customers of SkyWest in order to solicit them, provide services to them or to otherwise unfairly compete with the companies. He further agrees to return to SkyWest all Confidential Information contained in documents and electronic files in his possession or control, wherever it might be located.

A.	“Confidential Information” means any information or method of operation that gives SkyWest an economic advantage over its competitors or potential competitors, by virtue of the fact that the information or method is not generally known, and which SkyWest takes reasonable steps to keep confidential.

B.	This includes, but is not limited to, the terms of any Capacity Purchase Agreement, pro-rate market pricing and plans, aircraft financing, aircraft deliveries and returns, business plans and current and prospective business opportunities with other airline partners.

5.    Non-Competition. After employment is terminated, Mr. Thompson agrees that he will not:

A.	Directly or indirectly own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any carrier covered by 14 CFR part 121 or 135, of the Federal Air Regulations and or for any company that currently does business with SkyWest, Inc., or SkyWest Airlines Inc.

B.	Without first obtaining advance permission and approval from SkyWest, Inc., Mr. Thompson may not be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any entity engaged in any form of commercial aviation in North America. This includes entities that directly support commercial aviation. Upon notice from Mr. Thompson of his desire to work for such entity, SkyWest will conduct a conflict check to determine whether the entity could utilize Mr. Thompson’s knowledge of SkyWest business plans, strategies and trade secrets to damage or unfairly compete against SkyWest. Such approval will not be unreasonably withheld.

6.     Non-Solicitation. After employment is terminated, Mr. Thompson will not directly or indirectly solicit:

A.	Any Company employee in an effort to induce that person to terminate his or her employment with SkyWest.

B.	Any current Company financial advisor, financier or legal counsel to offer services to Mr. Thompson or Mr. Thompson’s employer. Such consultants owe fiduciary and loyalty duties to SkyWest as they possess trade secrets, business plans and confidential information noted in paragraph 4 above, creating potential conflicts of interest, which the Companies do not waive.

7.   End of Employment Relationship. Mr. Thompson’s employment shall end effective October 26, 2020, thereby terminating the employment relationship. SkyWest shall not be obligated to pay any other sums to Mr. Thompson or to provide any other benefits, after the date of this Agreement, except as required by applicable law or regulation or as set forth in Exhibit A.

8.   At-Will. Mr. Thompson expressly admits that his employment was at-will.

9.   Return of Company Property. Mr. Thompson confirms that he has delivered and returned to SkyWest his identification badges, facility keys, computer, company-endorsed credit card, all materials described in Paragraph 4 and any other property of the Company. Mr. Thompson has not retained any Company files or office equipment and will not seek to use Company facilities, property or personnel after October 26, 2020. Mr. Thompson will submit to SkyWest all documentation required for business expenses by October 26, 2020, after which he waives the right to seek reimbursement.

10 . Vacation and User Time. No further vacation or user time shall accrue under this Agreement after October 26, 2020. Any unpaid vacation or user time will be paid out as regular wages to Mr. Thompson in a lump sum in November 2020, subject to standard tax withholding.

11.  Medical Insurance. Mr. Thompson is eligible for COBRA benefits for the maximum period allowed under the SkyWest benefits plan. All terms of this paragraph are subject to and limited by the terms of SkyWest’s health, dental and vision plans, available now and as amended in the future.

12. Deferred Compensation and 401K Benefits. No further contributions shall be made to the 401K or any other benefits plans, on behalf of Mr. Thompson after October 26, 2020, and SkyWest shall make no deductions for the purpose of funding Mr. Thompson’s 401K plan or any other benefits plan, including deferred compensation.

13. Travel Benefits. Mr. Thompson is eligible to participate in SkyWest’s employee travel program under the designation “Retiree-Officer.” Mr. Thompson understands and agrees the travel program benefits may be revised, limited, increased or entirely eliminated without creating any additional rights or obligations between the parties. Mr. Thompson agrees he is subject to the rules of the travel program as published and amended in the future.

14. General Release of Claims. Mr. Thompson knowingly and voluntarily releases and forever discharges SkyWest, its parent companies, subsidiaries and affiliates, and all employee benefit plans sponsored or administered by any of them, and their current and former employees, executives, officers, directors, board of directors, representatives, subrogors, attorneys, successors and assigns (“Releasees”) of and from any and all claims, liabilities, demands and causes of action, known and unknown, fixed or contingent, which Mr. Thompson has or may claim to have as of the date of execution of this Agreement, and Mr. Thompson covenants not to file a lawsuit asserting any such claims. This General Release includes but is not limited to claims under:

A.	The Railway Labor Act;
B.	Title VII of the Civil Rights Act of 1964, as amended;
C.	The Civil Rights Act of 1991;
D.	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
E.	The Employee Retirement Income Security Act of 1974, as amended;
F.	The Immigration Reform Control Act, as amended;
G.	The Americans with Disabilities Act of 1990, as amended;
H.	The Age Discrimination in Employment Act of 1967, as amended;
I.	The Equal Pay Act of 1963, as amended;
J.	The Fair Labor Standards Act, as amended;
K.	The Occupational Safety and Health Act, as amended;
L.	The Family and Medical Leave Act of 1993;
M.	The Utah Labor Code;
N.	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
O.	Any public policy, contract (express, implied, oral or written), tort, or common law; or
P.	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in this matter.

15.  No Claims Exist. Mr. Thompson represents that he has not initiated any claim, charge, complaint or action exists in any forum or form against any of the Releasees. Paragraphs 14, 15 and 16 are not intended to, or shall interfere with, Mr. Thompson’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing discrimination, labor or whistleblower laws, nor shall this Agreement prohibit Mr. Thompson from cooperating with any such agency in its investigation. In the event that any such claim, charge, complaint or action is filed, Mr. Thompson agrees he shall not be entitled to recover any relief or recovery therefrom, including costs or attorneys’ fees.

16.  Non-Disparagement.  Mr. Thompson represents that he has not, and will not in the future, in any way disparage SkyWest or any of the Releasees, or make or solicit any comments, statements, remarks or the like to the media or to others, whether in public or private, on any form of social media, or assist others in doing so, that may be considered to be derogatory or detrimental to the good name, reputation or business interests of the Companies or any of the Releasees.

17.  This Agreement Is Confidential. Mr. Thompson represents and warrants that he will not discuss the terms of this Agreement or the negotiations leading thereto with anyone (with the exception of his attorney, financial advisors and spouse) and as to them, he will inform each of the confidentiality requirements of this Agreement, and that he will not make public or disclose to anyone in any manner the terms of this Agreement or the negotiations leading thereto unless required to do so by law. To the extent the existence or terms of this Agreement must be disclosed to the individuals set forth above, the Parties will advise them of, and they shall be bound by, this Confidentiality provision.

18.  Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof (hereinafter referred to as “Dispute”), shall be settled by arbitration. There shall be one arbitrator associated with Judicial Arbitration and Mediation Services, Inc. (“JAMS”), who shall apply Utah law. The place of arbitration shall be in Salt Lake City, Utah, USA. The arbitration award shall be final and binding upon the Parties, their successors and assigns. Notwithstanding the foregoing, Mr. Thompson agrees that in the event he breaches any of his obligations under this Agreement, his failure will constitute a material breach of his obligations under this Agreement, that the damages which SkyWest would suffer as a result of such breach would be difficult to ascertain, and that, accordingly, SkyWest may, in addition to pursuing other remedies, obtain an injunction in a court of law from any such violation; and no bond or other security shall be required in connection with such injunction. SkyWest also will be entitled to pursue all monies paid to Mr. Thompson under this Agreement and to obtain all other remedies provided by law or equity.

19.  Governing Law and Interpretation. This Agreement shall be governed in accordance with the laws of the State of Utah without regard to its conflict of laws provision. If any provision of this Agreement shall be held void or unenforceable, the remainder of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if such void or unenforceable provision were omitted; provided that in interpreting this Agreement a court shall replace such void or unenforceable provision with an effective and legally permissible provision the effect of which shall be identical to, or as close as reasonably possible to, the effect of the original provision.

20.  Attorney Fees for Breach or Enforcement: If any legal action is brought to enforce the terms of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing Party shall be entitled to recover its or his reasonable attorney fees and costs incurred in such action, in addition to any other relief to which that Party may be entitled.

21.  References. Mr. Thompson’s separation from SkyWest will be designated as “retirement.” The Companies will abide by their “no reference” policy and in response to inquiries from any potential employers will supply Mr. Thompson dates of employment, eligibility for rehire and job title only.

22 . Amendment. This Agreement may not be modified, altered or changed except upon express written consent of all parties wherein specific reference is made to this Agreement.

23.  Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any prior agreements or understandings between the Parties. The Parties acknowledge that they have not relied on any representations, promises, or agreements of any kind made to any of them in connection with the decision to accept this Agreement, except for those set forth in this Agreement. This Agreement shall be binding upon the Parties, their heirs, executors, successors and assigns.

24 . Section Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

25.  Consultation with Attorney. Mr. Thompson acknowledges that he had the opportunity to consult with an attorney for advice regarding the effect of this Agreement prior to signing it.

26.  Revocation. Mr. Thompson understands and agrees that he has 21 days from the date he receives this Agreement to consider the terms of and to sign this Agreement. Mr. Thompson understands that, in his sole and absolute discretion, he may sign this Agreement prior to the expiration of the 21-day period. Mr. Thompson further acknowledges and understands that he may revoke this Agreement for a period of up to 7 days after he signs it (not counting the day it was signed) and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired nor shall any payment be made to Mr. Thompson until the revocation period has expired. To revoke this Agreement, Mr. Thompson must give written notice stating that he wishes to revoke the Agreement to Russell A. Childs, SkyWest, Inc., 444 South River Road, St. George, UT 84790.

27 . Counterparts. This Agreement may be executed in parts and counterparts and a facsimile or scanned signature will be considered as effective as if it were the original.

28.  Cooperation. In the event that Mr. Thompson is identified by SkyWest legal counsel as a necessary witness in ongoing or future litigation, Mr. Thompson agrees to cooperate with SkyWest counsel by answering questions, providing documents and generally making himself available for reasonable legal processes. In doing so, Mr. Thompson shall be reimbursed for any travel costs and other expenses and shall receive standard witness fees as allowed by law.

IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily execute this Agreement as of the dates set forth below:

For:

SKYWEST, INC.

/s/ Russell A. Childs	Date:	October 26, 2020
Russell A. Childs
President / CEO
SkyWest, Inc.

/s/ Michael B. Thompson	Date:	October 26, 2020
Michael B. Thompson